Exhibit 99.1

Orthofix Announces Board Chair Transition

Ron Matricaria to Conclude Service as Chairman of Orthofix Board of Directors

Catherine Burzik to be Nominated for Election at the 2021 Annual Meeting

LEWISVILLE, TEXAS — April 7, 2021 — Orthofix Medical Inc. (NASDAQ:OFIX), a global medical device company with a spine and extremities focus, today announced that Ron Matricaria, Chairman of the Orthofix Board of Directors since 2014, has decided not to stand for re-election at the Company’s 2021 Annual Meeting in order to focus on other personal and business commitments. The Board will nominate Catherine Burzik for election as Chair of the Orthofix Board of Directors. Ms. Burzik has over 30 years of experience as a senior executive and board member of major medical device, diagnostic and life sciences businesses. In addition, Maria Sainz, who has served 12 cumulative years as a director, has decided not to stand for re-election at the Annual Meeting in order to focus on her own personal and business commitments, and the size of the Board will be reduced from nine to eight seats in connection with her departure as a director.

“I am honored to have led Orthofix as Chair of the Board and to have worked with so many dedicated individuals who truly care about bringing quality medical devices and solutions to the market,” said Mr. Matricaria. “When I joined the Company, my goal was to help shape it for the years to come, leaving it stronger and well-positioned for the road ahead. Orthofix has a very bright future, and I am confident that Cathy’s vast healthcare experience will provide the Orthofix Board valuable leadership and insights as the Company continues its mission to deliver innovative, quality-driven solutions to improve the lives of patients around the world.”

Ms. Burzik previously served as President and Chief Executive Officer of Kinetic Concepts, Inc., a global medical device company, from 2006 until the company’s sale in 2011. Prior to this, she served as President of Applied Biosystems Group and held senior executive positions at Eastman Kodak and Johnson & Johnson, including Chief Executive Officer and President of Kodak Health Imaging Systems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. In 2019, Ms. Burzik received the AdvaMed Lifetime Achievement Award that honors accomplishments of pioneers in the medical technology industry whose contributions have had a significant impact on patients’ lives and the industry as an essential part of America’s economy.

Currently Ms. Burzik is a member of the Board of Directors of Becton, Dickinson and Company, where she Chairs of the Quality and Regulatory Compliance Committee and serves on the Corporate Governance and Nominating Committee, and the Science, Marketing, Innovation and Technology Committees. Ms. Burzik is also a member of the Board of Directors of Haemonetics Corporation where she Chairs the Technology Committee and serves on the Audit Committee.  Additionally, she serves as Executive Chairman of Gemini Bioproducts, Inc., Chairman of StemBioSys, Inc., and Chairman of the American College of Wound Healing and Tissue Repair. Ms. Burzik previously served on the Board of Directors for the San Antonio Branch of the Dallas Federal Reserve Board, Allscripts, Inc., Bausch & Lomb, Cordis Corporation and AdvaMed.

“My career has been devoted to advancing the healthcare industry and I would be honored to be a part of Orthofix,” said Ms. Burzik. “The opportunity to step into the role of Chair of the Orthofix Board of Directors is exciting given how well-positioned I believe the company is for growth. It would be very rewarding to work with such a talented group of leaders to continue to advance the progress the Company is making in the delivery of meaningful life changing technologies.”

“I want to thank Ron and Maria for their years of dedicated service on the Orthofix Board.  Their guidance has been invaluable to me and the team as we have worked to position Orthofix for the future,” said Orthofix President and Chief Executive Officer Jon Serbousek. “I look forward to welcoming Cathy as the new Chair of the Orthofix Board upon her election.  Her experience across many sectors of the healthcare industry as a senior executive, board member and investor will provide great perspective as we continue building on the capabilities created in 2020 to drive growth and pursue high value solutions for patients, surgeons, and hospitals around the world.”

About Orthofix

Orthofix Medical Inc. is a global medical device and biologics company with a spine and extremities focus. The Company’s mission is to deliver innovative, quality-driven solutions as we partner with health care professionals to improve patients’ lives. Headquartered in Lewisville, Texas, Orthofix’s spine and orthopedic extremities products are distributed in more than 70 countries via the Company’s sales representatives and distributors. For more information, please visit www.Orthofix.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, relating to our business and financial outlook, which are based on our current beliefs, assumptions, expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” or “continue” or other comparable terminology. These forward-looking statements are not guarantees of our future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict, including the risks described in Part I, Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”). As a result of these various risks, our actual outcomes and results may differ materially from those expressed in these forward-looking statements.

We discuss some of these matters more fully, as well as certain risk factors that could affect our business, financial condition, results of operations, and prospects, in reports we file from time-to-time with the SEC, which are available to read at www.sec.gov. Any or all forward-looking statements that we make may turn out to be wrong (due to inaccurate assumptions that we make or otherwise), and our actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date hereof, unless it is specifically otherwise stated to be made as of a different date. We undertake no obligation to update, and expressly disclaim any duty to update, our forward-looking statements, whether as a result of circumstances or events that arise after the date hereof, new information, or otherwise.

CONTACT:
Alexa Huerta	Denise Landry
Investor Relations	Media Relations
Tel 214 937 3190	Tel 214 937 2529
alexahuerta@orthofix.com	deniselandry@orthofix.com